CSFB

           CREDIT SUISSE FIRST BOSTON

HOME EQUITY ASSET TRUST 2003-7

DERIVED INFORMATION   10/20/03

$112,500,000

Classes M-1, M-2 and M-3

Mezzanine Bonds Offered

(Approximate)

$47,500,000

Classes B-1, B-2 and B-3

Subordinate Bonds Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2003-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[TBD]

Trustee

The information contained in the attached materials is referred to as the “Information”.

The Information has been provided by Credit Suisse First Boston LLC.  Neither the Issuer of the certificates nor any of its affiliates makes any representation as to the accuracy or completeness of the Information herein.  The Information contained herein is preliminary and will be superseded by the applicable prospectus supplement and by any other information subsequently filed with the Securities and Exchange Commission.

The Information contained herein will be superseded by the description of the mortgage pool contained in the prospectus supplement relating to the certificates.

The Information addresses only certain aspects of the applicable certificate’s characteristics and thus does not provide a complete assessment.  As such, the Information may not reflect the impact of all structural characteristics of the certificate.  The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Although a registration statement (including the prospectus) relating to the certificates discussed in this communication has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the certificates discussed in this communication has not been filed with the Securities and Exchange Commission.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer or sale of the certificates discussed in this communication in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the certificates discussed in this communication for definitive Information on any matter discussed in this communication.  Any investment decision should be based only on the data in the prospectus and the prospectus supplement (“Offering Documents”) and the then current version of the Information.  Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current.  A final prospectus and prospectus supplement may be obtained by contacting the Credit Suisse First Boston Trading  LLC Desk at (212) 538-8373.

(i) CDR Analysis

The tables below show the percentage of the Base Default Curve that can be sustained without a write-down to each class.  The calculations assume a loss severity of 40%, no lag between default and loss, prepayment speeds by product as specified in Appendix B, forward rates of libor as specified and that the deal is run to call and will not stepdown.

(ii) 100% Default and Loss Assumption

The following graph displays the 100% default and loss assumptions as a percentage of the original deal balance.  The underlying data is displayed in Appendix A.

(iii) Prepayment Curves

The following table displays the all-in CPR values using the Fitch NIM criteria for each product type.  If at any time defaults exceed voluntary prepayments, the loss value will be used. Underlying data is displayed in Appendix B.

(iv) Forward LIBOR

The following table displays forward LIBOR rates used for one-month and six-month LIBOR.

Appendix A

Base Cumulative Default Curve:

Appendix B

Prepayment Assumption (Prepayment speeds on Adjustable-rate Mortgages are reduced by 20% during the prepayment penalty period):